AS FILED WITH THE SECURITIES AND EXCHANGE

COMMISSION ON JANUARY 5, 2004

REGISTRATION NO. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM SB-2 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

__________________________________________________________________

AT&S HOLDINGS, INC.

_______________________________________________________________

(Name of Small Business Issuer in Its Charter)

NEVADA	7359	20-0472144
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
3505 Manchester Trwy.	3505 Manchester Trwy.
Kansas City, Missouri 64129	Kansas City, Missouri 64129
(816) 765-7771 (888) 765-7771
(Address and Telephone	(Address of Principal Place
Number of Principal or	of Business Intended Principal
Executive Offices)	Place of Business)

AT&S HOLDINGS, INC.

RICHARD G. HONAN

3505 Manchester Trwy.

Kansas City, Missouri 64129

 (816) 765-7771
 (888) 765-7771

(Name, Address and Telephone Number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this registration statement.

_________________________________________________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

__________________________________________________________________

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.001 par value	100,000 shares	$0.50 per share	$50,000	$4.05

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

AT&S HOLDINGS, INC.

CROSS-REFERENCE SHEET

	FORM SB-2 ITEM AND CAPTION	PROSPECTUS CAPTION
1	Front of Registration Statement and Outside Front Cover Page of Prospectus	Front of Registration Statement; Outside Front Cover Page
2	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages
3	Summary Information and Risk Factors	Prospectus Summary; Risk Factors
4	Use of proceeds	Prospectus Summary; Use of Proceeds
5	Determination of Offering Price	Outside Front Cover Page; Prospectus summary
6	Dilution	Dilution
7	Selling Security Holders	Selling Security Holders
8	Plan of Distribution	Outside and Inside Front Cover Pages; Prospectus Summary; Plan of Distribution and Terms of the Offering
9	Legal Proceedings	Legal Proceedings
10	Directors, Executive Officers, Promoters and Control Persons	Our Management
11	Security Ownership of Certain Beneficial Owners and Management	Our Principal Owners
12	Description of Securities	Description of Securities
13	Interest of Named Experts and Counsel	Legal matters, Experts
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Our Management, Undertakings
15	Organization within Last Five Years	Not applicable
16	Description of Business	Our Business
17	Management’s Discussion and Analysis or Plan of Operation	Our Business, Management’s Discussion and Analysis of Financial Condition and Results of Operations
18	Description of Property	Description of Our Properties
19	Certain Relationships and Related Transactions	Management; Certain Relationships and Related Transactions
20	Market for Common Equity and Related Stockholder Matters	Market for Our Common Equity and Related Stockholder Matters
21	Executive Compensation	Management- Executive Compensation
22	Financial Statements	Financial Statements
23	Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	Not applicable

Subject to Completion, Dated January 5, 2004

PROSPECTUS

AT&S HOLDINGS, INC.

100,000 common shares

Our Company

The common shares will be issued by AT&S Holdings, Inc. (“AT&S”), which prior to this offering has not been a public reporting company.  AT&S was formed on December 26, 2003 to serve as a holding company for it’s wholly-owned subsidiary, American Trailer & Storage, Inc. (collectively “Company”,  “We”, “Our”, or “Us”).  American Trailer & Storage, Inc. was formed and began operations in May 1994.  We provide portable, temporary storage and transportation solutions to a broad range of industrial and commercial customers in the Midwestern United States, through our rental fleet of over 1,800 portable storage and trailer units.  Our principal offices are located at 3505 Manchester Trwy. Kansas City, MO 64129. Our telephone number is (816) 765-7771 or (888) 765-7771. Our website is located at www.americantrailerandstorage.com, however information on our website does not constitute part of this prospectus.

The Offering
Securities Offered……………………	We will offer up to 100,000 shares of common stock, par value of $0.001. There is no required minimum amount of the shares to be sold
Offering price per share………...……	The offering price is $0.50 per share.
Offering period………………....……	The shares will be offered for a period not to exceed 365 days.
Net proceeds to us……………………	Approximately $45,000 after payment of expenses of the offering.
Number of shares outstanding before the offering……………………………….	984,167 shares
Number of shares outstanding after the offering if all shares are sold…………	1,084,167 shares

Risk Factors

The shares being offered involve a great deal of risk.  Before you purchase any shares, be sure you understand the risks.  See “Risk Factors” beginning page 3 of this prospectus for a discussion of those risks.

Summary Financial Data

We have been operating since 1994 and have a fiscal year ending December 31.  Summary financial information derived from financial statements included elsewhere in this prospectus for October 31, 2003 (unaudited), December 31, 2002 and 2001 is as follows:

	October 31, 2003 (unaudited)	December 31, 2002 (audited)
Balance Sheet information:
Property and equipment, net	$2,832,164	$2,906,069
Total assets	3,493,546	3,470,516
Total liabilities	3,130,705	3,299,102
Total stockholders’ equity	362,841	171,414

Income Statement Information:	Ten months ended October 31, 2003 (unaudited)	Year ended December 31, 2002 (audited)	Year ended December 31, 2001 (audited)
Revenues	$2,265,999	$2,590,099	$2,450,056
Operating income (loss)	450,938	(151,914)	213,976
Net income (loss)	$194,087	$(427,339)	$(49,779)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

RISK FACTORS

The following risk factors should be carefully considered in evaluating our company and our business before purchasing the shares offered by this prospectus. Carefully consider that the shares are speculative and subject to a high degree of risk.  You should consider the following risks that include all material risks specific to the shares offered and to our company.

Risks Specific to Our Business

We are a company with a high amount of debt; therefore fluctuations in interest rates could increase our interest costs, decrease our profitability and limit our planned growth.

Our operations are capital intensive and we operate with a high amount of debt relative to our size.  Our high amount of debt makes us vulnerable to increases in prevailing interest rates.  Increases in interest rates will increase our overall interest costs and harm our profitability and our ability to expand our operations.

A slowdown in the economy could reduce demand from our customers, which would negatively impact our earnings.

The majority of our customers are in the retail and construction industries for our rental and sales revenues.  These industries tend to be cyclical and particularly susceptible to slowdowns in the overall economy.  If an economic slowdown occurs, we are likely to experience less demand for rental and sales of our products.  If we do, our operating results would be negatively affected resulting in our inability to expand our operations.

Our operating results and performance may fluctuate.

Demand for rental of our portable storage units is stronger from September through December because large retailers need to store more inventory for the holiday season.  Our retail customers usually return rental units to us early in the following year.  As a result, we experience lower rental fleet utilization rates during the first quarter of each year and our profitability is negatively impacted.

Our cost of funds may be higher than our competition, which could have a substantial negative impact on our profitability or potentially cause us to incur financial losses that increase the likelihood that we may not be able to expand our operations.

Our existing debt may carry higher interest rates than interest rates paid by other portable, temporary storage companies with better credit ratings than us.  As a result, we may be required to charge our customers higher monthly rentals than would be charged by a competitor whose cost of borrowing is lower than ours. Accordingly, we may operate at a competitive disadvantage relative to certain other renters of portable storage equipment and our profitability would be impacted negatively.

Our current debt agreements contain covenants and restrictions with which we must comply.

Under our current debt agreements, we must comply with a variety of covenants and restrictions.  The more restrictive include the maintenance of minimum tangible net assets and interest coverage ratios.  These covenants and restrictions could limit our ability to respond to market conditions and restrict our planned growth. Also, if we fail to comply with these covenants and restrictions, the lenders have the right to refuse to lend us additional funds, and they may require early payment of amounts owed to them.  If this happens, we may be unable to fund our operations and we would have to scale back our rental activities.  Furthermore, if we default, our lenders may foreclose on our assets.  These events would negatively impact our ability to expand our business or could cause our business to fail.

We are dependent on two customers that currently represent approximately 35% of our revenues.  The loss of either customer would negatively impact our earnings.

Two of our customers represent approximately 35% of our revenues during 2003.  We are dependent upon these customers and therefore a slow-down in their business or the loss of either of them as a customer would have a substantial negative impact on our operating results and could result in our inability to expand our operations.

There is uncertainty and risk in the supply and price of used ocean-going containers, which are a key component of our product line.

We purchase new and used ocean-going containers in order to expand our rental fleet.  The availability of these containers depends in part on the level of international trade and overall demand for containers in the ocean cargo shipping business.  When international shipping increases, the availability of used ocean going containers for sale often decreases, and the price of available containers increases.  Conversely, an oversupply of used ocean-going containers may cause container prices to fall.  Our competitors may then lower the rental rates on their storage units.  As a result, we may need to lower our rental rates to remain competitive and retain customers.  This would cause our revenues and earnings to decline and could result in our inability to expand our operations.

There is uncertainty and risk in the supply and price of used storage trailers, which are a key component of our product line.

We purchase new and used storage trailers in order to expand our rental fleet.  The availability of these trailers depends in part on the overall demand for trailers in the transportation business.  When shipping increases, the availability of used trailers for sale often decreases, and the price of available trailers increases.  Conversely, an oversupply of trailers may cause trailer prices to fall.  Our competitors may then lower the rental rates on their trailer units.  As a result, we may need to lower our rental rates to remain competitive and retain customers.  This would cause our revenues and earnings to decline and could result in our inability to expand our operations.

Our success is dependent on the efforts of our executive officers and their ability to attract and retain qualified employees.

Our overall success depends upon the contributions of our executive officers, including Mr. Richard (Dick) G. Honan, our Chairman, and Chief Executive Officer; Jeffrey N. Orr, our President; and Mr. Richard (Rick)G. Honan II, our Chief Financial Officer.  The loss of any of these individuals could harm our business and prospects for growth.  None of these individuals have employment or consulting agreements with our Company.

We may not be able to obtain adequate financing to fund our level of historical growth.

Our continued growth is dependent on the availability of financing to support increases in the size of our rental fleet.  Since inception, we have supported our fleet expansion primarily with proceeds from the issuance of debt including borrowings from our principal stockholders. We cannot assure you that our future cash flow will be sufficient to fund our historical levels of growth. To the extent we need to obtain additional financing, we cannot assure you that any such financing will be obtained on terms satisfactory to us or at all.

Changes in zoning laws restricting the use of storage units may adversely affect our business.

We are subject to local zoning laws regulating the use of our storage units.  Most of our customers use our storage units on their own properties.  Local zoning laws in certain markets prevent some customers from keeping storage units on their properties or only permit the containers if located out of sight from the street.  Changes in local zoning laws in existing markets or prohibition of storage units by local zoning laws in prospective new markets could harm our operations.

We are subject to various laws and regulations that govern, and impose liability for, activities and operations, which may have adverse environmental effects.  Our noncompliance with these laws and regulations could have a material adverse effect on our business.

We are subject to federal, state and local regulations that govern and impose liability for, our activities and operations which may have adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for hazardous substances or other wastes.  From time-to-time, our operations have resulted, or may result, in noncompliance with or liability for cleanup under these laws.  In addition, the presence of hazardous substances, or failure to properly remediate any resulting contamination, may adversely affect our ability to sell, lease or operate our properties or to borrow money, using them as collateral. We cannot assure you that these matters, or similar matters that may arise in the future, will not have a material adverse effect on us.

We must effectively manage growth, in order to maintain profitability.

Our future performance will depend not only on the growth of our existing locations and markets, but also in large part on our ability to manage our growth.  Integration of new branches and changes to demands of existing locations may strain our existing management and human resources.  We may need to add managers and employees to manage our planned growth.   We must effectively motivate, train and manage our employees.   If we fail to effectively manage our growth, some of our new and existing branches may fail, and we may be required to close unprofitable locations.  Branch closures would likely result in additional expenses that could have an adverse impact on our operating results.

Risks specific to the shares offered

Our officers and directors control our operations and matters requiring shareholder approval.

Our officers and directors currently own our outstanding shares of common stock. Even if all the offered shares are sold, our officers and directors will still own approximately 91% of our outstanding shares of common stock. As a result, our officers and directors will have the ability to control, or at a minimum, significantly influence all matters requiring approval by our shareholders, including the election and removal of directors. Such control will allow our officers and directors to control the future course of the company.

We arbitrarily determined the offering price of the shares of common stock. Therefore investors may lose all or a part of their investment if the offering price is higher than the current market value of the offered shares.

The offering price of the shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have had losses in recent years, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. Investors could lose all or a part of their investment if the offering price has been arbitrarily set too high. Even if a public trading market develops for our common stock, the shares may not attain market values commensurate with the offering price.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. We cannot guarantee that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services.

Because the SEC imposes additional sales practice requirements on brokers who deal in our shares, which are penny stocks, some brokers may be unwilling to trade them.  This means that you may have difficulty reselling your shares and may cause the price of shares to decline.

Our shares qualify as penny stocks and are covered by Section 15(g) of Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker/dealers who sell our securities in this offering or in the aftermarket.  For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale to you.  Because of the imposition of these additional sales practices, it is possible that brokers will not want to make a market in our shares.  This could prevent you from reselling your shares and may cause the price of the shares to decline.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the common shares we are offering to be $45,000 after deducting estimated costs of the offering.  We intend to use the net proceeds to fund our portable storage fleet expansion and for working capital.  The expenses of the offering are estimated to be $5,000, which includes filing fees, legal fees and expenses, accounting fees and expenses, and printing and engraving expenses.  Pending the application of the net proceeds as described above, the net proceeds from this offering will be placed in interest bearing bank accounts or invested in debt securities of investment grade, certificates of deposits or commercial paper.

DETERMINATION OF OFFERING PRICE

We have arbitrarily determined the initial public offering price of the shares.  We considered several factors in such determination including the following:

*

our historical earnings and revenue trends;

*

previous stock issuances

*

prevailing market conditions, including the history and prospects for the industry in which we compete;

*

our future prospects; and

*

our capital structure.

     Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for our common stock.  You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

     The difference between our initial public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering.  Our net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

 At October 31, 2003 our common stock had a pro forma net tangible book value of approximately $677,928 or $0.69 per share (including 711,594 shares issued on December 1, 2003 for cash consideration of $315,087).  After giving effect to the receipt of the net proceeds from the common shares offered in this prospectus at an assumed initial offering price of $0.50 per share, our pro forma net tangible book value at October 31, 2003, would have been $722,928 or $0.67 per share. This represents an immediate decrease in net tangible book value to our present stockholders of $0.02 per share. This results in immediate accretion (dilution) per share to investors of  $0.17 or 34% in the offering.   The following table illustrates dilution to investors on a per share basis:

Amount per share
Offering price per share	$0.50
Net tangible book value per share before offering	$0.69
Increase (decrease) per share attributable to investors	$(0.02)
Pro forma net tangible book value per share after offering	$0.67
Accretion (dilution) per share to investors	$0.17

     The following table summarizes, as of October 31, 2003, the difference between the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing stockholders of common stock and by the new investors purchasing shares in this offering.

     The table below assumes the sale of the 100,000 shares offered in this prospectus at an assumed initial public offering price of $.50 per share and before any deduction of estimated offering expenses.

	Shares Purchased	Percent	Cash consideration	Percent	Consideration per share

Original Stockholders (1)	984,167	91%	$677,928	93%	$0.69
Public Stockholders	100,000	9%	$ 50,000	7%	$0.50

Total	1,084,167	100%	$727,928	100%
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(1) Includes 711,594 shares issued on December 1, 2003 for cash consideration of $315,087

SELLING SECURITY HOLDERS

All shares offered by will be issued directly by AT&S, which will receive the proceeds. There are no selling security holders.

PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

This is a "direct public" offering. There is no minimum number of shares that must be sold and no escrow account to hold the funds raised by the offering.

We are offering a maximum of one hundred thousand (100,000) shares, at 50 cents ($0.50) per share.  We can give no assurance that any shares will be sold.

Upon acceptance of a subscription for shares, our transfer agent will issue the shares to the purchasers.  We may continue to offer shares for a period of 365 days after commencement of this offering or until we have sold all of the shares offered in this prospectus.  During the offering period, no subscriber will be entitled to any refund of any subscription.

We will sell the shares on a "best efforts," basis through certain of our officers and directors, Richard G. Honan, Jeffrey N. Orr and Richard G. Honan II, who will not receive any commission in connection with the sale of shares, although we will reimburse such individuals for expenses incurred in connection with the offer and sale of the shares.  They will be relying on, and complying with, Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the shares.  In order to rely on such  "safe harbor" provisions provided by Rule 3a4-1, they must be in compliance with all of the following:

•

they must not be subject to a statutory disqualification;

•

they must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

•

they must not be an associated person of a broker-dealer;

•

they must restrict participation to transactions involving offers and sale of the shares;

•

they must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and

•

they must restrict participation to written communications or responses to inquiries of potential purchasers.

You may purchase shares by completing and manually executing a subscription agreement and delivering it, with your payment in full for all shares you wish to purchase, to our offices.  Your subscription shall not become effective until accepted by us and approved by our counsel.

Our shares are covered by Section 15g of the Securities Act of 1933, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder.  They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

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Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

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Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

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Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

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Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

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Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the salesperson’s compensation.

•

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers.  They do not apply to us in any manner whatsoever.  The application of the penny stock rules may affect your ability to resell your shares.

FORWARD LOOKING STATEMENTS

We have used words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and other similar expressions, which identify forward-looking statements.  Actual results could differ materially from those suggested by these forward-looking statements.  These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, including:

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Our significant dependence on two customers;

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The highly competitive nature of our business;

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Failure to control defaults on our rental contracts or loans;

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Significant changes in interest rates;

•

Failure to maintain qualified management and skilled personnel.

Many of these factors are beyond our control.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the financial statements and the accompanying notes included elsewhere in this prospectus.

Overview

Our company, AT&S Holdings, Inc., was formed on December 26, 2003 under the laws of the State of Nevada.  Our Company was formed by the shareholders of American Trailer & Storage, Inc. to serve as its’ parent company.   As of December 26, 2003, AT&S has not engaged in any transactions other than the legal formation of the Company and has not issued any capital stock.

On December 31, 2003 our company’s Board of Directors (AT&S) approved and completed a stock exchange agreement with American Trailer & Storage, Inc.  The Board of Directors, Officers and shareholders of AT&S and American Trailer & Storage, Inc. were identical at the date of the transaction and therefore the companies were under common control.  The exchange agreement provided for our company (AT&S) to issue 984,167 shares of its common stock for 100% of the outstanding shares of American Storage & Trailer, Inc.  Subsequent to that transaction, our company (AT&S) became the parent of American Trailer & Storage, Inc.  Our management’s discussion and analysis of financial condition and results of operations discusses the historical operations of our subsidiary (American Trailer & Storage, Inc.) prior to December 31, 2003.

We are a provider of portable storage and transportation solutions through our rental fleet of over 1,800 portable storage and transportation units through our subsidiary American Trailer & Storage, Inc. Our subsidiary was formed and began operations in May 1994.  We currently have 6 branches and operate in 5 states including Missouri, Kansas, Illinois, Nebraska and Iowa.  We primarily concentrate on the Kansas City and St. Louis metropolitan regions.  Our products provide secure, accessible temporary storage and transportation for a diversified client base of over 550 customers, including Wal-Mart, Target, Hallmark, Goodyear and several governmental agencies. Our customers use our products for a wide variety of storage and transportation applications, including the storage of retail and manufacturing inventory, protection of construction materials and equipment, to handle peaks in shipping cycles and to transport material to and from customers’ or their construction job sites. We primarily obtain our portable storage units by purchasing new and used ocean-going containers and purchasing new and used trailers from the trucking industry. We offer a wide range of products in varying lengths and widths with an assortment of differentiated features such as security systems, multiple doors, electrical wiring and shelving. In addition to our rental operations, we sell new and used portable storage units and provide ancillary services.

Our primary revenue source is the sale and rental of portable storage and transportation units with our focus being on the rental rather than sale of such equipment.  Portable storage and transportation units include the following:

•

Containers – We purchase new, used and refurbished shipping containers from rental companies, brokers, and shipping lines.  These containers are 8’ wide, 8’6” to 9’6” high and 20’ or 40’ long.  The condition and age of the containers vary widely to meet the needs of our customers.  We customize containers for customers by adding such items as high security lock boxes, shelving, lighting, and electrical hook-ups.

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Storage trailers – We purchase used semi-trailers from trucking companies, rental firms and other companies with trailer fleets.  These trailers are no longer useful for long, over-the-road transportation of goods.  With minor repairs, these trailers are utilized for in-town cartage and storage at customers’ lots or docks, or at one of our lots.  The inside dimensions range from 96”-110” wide, 96”-108” high, and 20’, 28’, 40’, 45’, 48’ or 53’ long.

•

Over-the-road trailers – We also purchases new and used semi-trailers that are capable of long-distance transportation.  These units have the same dimensions as the storage trailers.

We also provide services to our customers in the following areas:

•

Delivery, pick-up and general cartage – We have the equipment to properly and safely deliver, position, and pick-up shipping containers and semi-trailers.  We are able to provide service to customers through an extensive list of vendors that complement our own drayage assets and personnel.

•

On-site storage – We provide space for storage of containers and trailers on our own lots.  This allows customers additional flexibility.  For example, several customers use one of our lots and equipment for storage of excess merchandise because of space or zoning restrictions at the customer’s location.  When a customer needs a particular unit, it calls us to arrange delivery.  Our facilities serve as a distribution center, without the added handling costs.

Ten months ended October 31, 2003 Compared to October 31, 2002

Total revenues were $2,265,999 for the ten months ended October 31, 2003.  The increase of approximately $247,000 over the same period in 2002 represents a 12.2% increase.  Approximately 89.6% of total revenues were derived from equipment rental and related service revenues (delivery, pick-up, maintenance revenues, etc.).  Approximately 10.4%, or $236,000, of total revenues was derived from the sale of equipment, compared to $265,000, or 13.1% of total revenues for the same period in 2002.  The addition of one salesperson in Kansas City and a general increase in demand for our products and services is primarily responsible for the increase in total revenues. The company anticipates this positive revenue trend to continue during the remainder of 2003.

Cost of sales decreased $44,000, or 4.8%, versus the same period in 2002.  A decrease in trucking expenses and a reduction in the number of non-utilized units is primarily responsible for the reduction.  Cost of sales represented 39.0% of total revenues for the period versus 45.9% in 2002.  The decrease is a result of our effort to better utilize company owned units.   We expect gross margins to remain between 55 to 60% for the remainder of 2003.

Operating expenses decreased $418,000, or 31%, for the ten months ended October 31st, 2003 versus the same period in 2002.  This decrease is due to a 40% reduction in personnel decreased salaries and related expenses by approximately $275,000. The terminated personnel were being trained by us in preparation for significant company growth, and were not significantly contributing to generating revenues.  In addition, a one-time bonus of $112,000 was paid to a principal of the company in 2002.  We did not have a similar expense during the period in 2003.   The additional reduction of $31,000 in operating expenses was due to a general reduction in advertising, professional fees, and the elimination of moving expenses incurred in 2002.  Operating expenses represented 41.1% of total revenues for the period versus 66.9% during the same period in 2002.  We expect operating expenses to remain under 45% of total revenues for the remainder of 2003.

Interest expense increased $80,000, or 35.7%, for the ten-month period ending October 31st, 2003 versus the same period in 2002 to a total of $305,000.  This was primarily due to an increase in the average outstanding balance of subordinated debt from the principle shareholder, which bears a higher rate of interest than senior debt. In addition, approximately $45,000 of prepayment fees and expenses associated with the debt financing contributed to the increase in interest expense during the 2003 period. We anticipate a reduction in interest expense during the remainder of 2003 due to the refinancing of the senior debt and a reduction in subordinated debt, which occurred late in 2003.

Net income increased $671,000 for the ten-month period ended October 31st 2003 versus the same period in 2002.  The company had a net income of $194,000 versus a net loss of $477,000.  Net income represented 8.6% of total revenues.  This was mainly the result of increased revenues due to an increase in demand and a substantial reduction in operating expenses.  We were able to align our operating expenses to a level more suited for our current fleet size, resulting in a positive net income.

Three months ended October 31, 2003 Compared to October 31, 2002

Revenues totaled $746,000 for the three months ended October 31, 2003.  The increase of $35,000 over the same period in 2002 represents a 4.9% increase.  Approximately 92.9% of total revenues were derived from equipment rental and related service revenues (delivery, pick-up, maintenance revenues, etc.).  Approximately 7.1%, or $53,000, of total revenues was derived from the sale of equipment, compared to $66,000, or 9.3% of total revenues for the same period in 2002.  The addition of one salesperson in our Kansas City branch location and a general increase in demand for our products and services is primarily responsible for the increase in total revenues.  We anticipate this positive revenue trend to continue for the remainder of 2003.

Cost of sales remained stable during the three-month period, decreasing slightly, $3,000, or .9%, as compared to the same period in 2002.  A decrease in trucking expenses and a reduction in the number of non-utilized units is primarily responsible for the reduction.  Cost of sales represented 39.3% of total revenues for the period versus 41.6% in 2002.  The decrease is a result of our effort to better utilize company owned units.   We expect gross margins to remain constant for the remainder of 2003.

Operating expenses decreased $58,000, or 16.3%, for the three months ended October 31, 2003 versus the same period in 2002.  This decrease is due to a 40% reduction in personnel decreased salaries and related expenses approximately $17,000. The terminated personnel were being trained by us in preparation for significant company growth, and were not significantly contributing to generating revenues.  The additional reduction of $41,000 in operating expenses was due to a reduction in advertising and professional fees incurred in 2002 during the same period.  Operating expenses represented 40.2% of total revenues for the period versus 41.6% during the same period in 2002.  We expect operating expenses to remain under 40% of total revenues for the coming 3 months.

Interest expense increased $48,000, or 66%, for the three-month period ending October 31st, 2003 versus the same period in 2002 to a total of $122,000.  Interest expense includes approximately $45,000 of prepayment fees and expenses associated with the refinancing of senior debt during the 2003 period. The company anticipates a reduction in interest expense during the remainder of 2003 due to the refinancing of the senior debt and a reduction in subordinated debt during 2003.

Net income increased $52,000 for the three-month period ended October 31st 2003 versus the same period in 2002.  The company had a net income of $36,000 versus a net loss of $15,000.  Net income represented 4.8% of total revenues.  This was mainly the result of increased revenues due to an increase in demand and a reduction in expenses.

Year ended December 31, 2002 Compared to 2001

Total revenues approximated $2,590,000 in 2002.  The increase of $140,000 over 2001 total revenues represents a 5.7% increase. Approximately 87.6% of total revenues were derived from equipment rental and related service revenues (delivery, pick-up, maintenance revenues, etc.).  Approximately 12.4%, or $322,000, of total revenues was derived from the sale of equipment, compared to $301,000, or 12.3% of total revenues, in 2001.  An increase in sales staff and support staff of 2 ½ full-time equivalents is principally responsible for the increase in rental revenue.

11-

Cost of sales increased $68,000, or 6.2%, as compared to 2001.  Cost of sales represented 44.8% of total revenues in 2002 versus 44.6% in 2001.  The slight increase is not significant and is not attributable to any particular factors.  Gross margins remained stable.

Operating expenses increased $438,000, or 38%, over 2001.  This increase is due to a 30% increase in personnel increased salaries and related expenses approximately $100,000. We hired additional personnel in preparation for anticipated growth.  The increase is also attributable to a one-time bonus of $112,000, which was paid to a principal of the company.  Approximately $35,000 of additional rent expense was incurred due to the relocation of the Kansas City office and storage lot.  We believe this additional rent expense is nonrecurring as it this was a one-time rental expense incurred while our current facilities were renovated.  Professional fees of $54,000 were expended on strategic and financial consulting services during 2002, which was not incurred in 2001.  Insurance expenses increased $30,000 over 2001 due to general increases in rates, the acquisition of company-owned tractors and increase in revenues.  Advertising expenses increased $55,000 as we were testing the effectiveness of several new methods of advertising.  The additional increase of $52,000 in operating expenses over 2001 was due to a general increase in operating levels and the move of corporate office locations.

Interest expense decreased $12,000, or 4.2%, from 2001 to 2002 to $285,000.  This was due to the principle reduction of term debt and a general reduction in the interest rate paid on our line of credit.  The reduction in term debt interest was offset by increased subordinated debt from our principal owner at higher interest rates.

Net income decreased by $378,000 from 2001 as we incurred a net loss of $427,000 during 2002.  This was mainly the result of increased operating expenses to support our future and planned rapid expansion.  Our expansion plans were put on hold and we took actions to reduce operating expenses during 2003 to a level more suited for the current fleet size.

Liquidity and Capital Resources

Growing our rental fleet is very capital intensive.  The amount of capital needed is dependent on the number of units we plan to purchase in a given period to continue growth and in building the support infrastructure to support such growth.  Over the past two years, our fleet size has been relatively stable as we focused on building the support infrastructure to support fleet expansion.  Purchases of new equipment and additional staff have primarily been funded through the issuance of subordinated debt to our principal owner and equipment financing on a collateralized basis.

Operating Activities: Cash used by operating activities in 2002 increased by $159,000 as compared to 2001 to $165,000.  This increased amount was used to build the personnel and administrative infrastructure to support our future growth and expansion.  Since we have delayed our plans for rapid growth and have aligned our operating expenses to match our current fleet size, we expect that operating activities will be a source of cash in 2003.

Investing Activities:  Net cash used by investing activities in 2002 was $311,000, which is due to the purchase of $478,000 of equipment.  This was a reversal from 2001 when the sale of equipment outpaced purchases and investing activities provided a net cash of $80,000.  We plan to continue sell non-utilized or under-utilized equipment and replace that equipment with equipment that better suits the needs of our customers.  We anticipate that the purchase of new equipment will continue to outpace sales by approximately during 2003.

Financing Activities:  Net cash provided by financing activities was $460,000 in 2002 as compared to net cash used by financing activities of $36,000 in 2001.  The largest source of financing funds was the issuance of $760,000 in subordinated debt to the principal owner.  Most of these funds were utilized to pay down $686,000 of senior bank debt.  The subordinated debt provides us greater flexibility in regards to purchasing equipment due to the longer-term nature of the subordinated debt terms.

During September 2003, we entered into a financing agreement with a bank that refinanced substantially all of our senior debt and reduced our subordinated debt.  The new financing agreement provided us with three separate facilities, as follows:

•

A term loan aggregating $2,000,000 which bears a fixed interest rate of 6.19%, payable in monthly installments of $29,117 through April 2007

•

An equipment purchase line-of-credit with a maximum of $500,000, which bears variable interest at prime (4.75%) with an expiration date of April 15, 2004.

•

A working capital line-of-credit with a maximum of $250,000, which bears variable interest at prime (4.75%) with an expiration date of April 15, 2004.  This facility is subject to a borrowing base computation based on accounts receivable and inventory balances.

These facilities contain restrictive covenants that require the Company to maintain minimum debt service coverage ratios, minimum working capital and maximum debt-to-equity ratios.

The new credit facility provide us with both short and long-term liquidity, flexibility to acquire revenue equipment on an as needed basis, and lowers our overall capital costs.  We do not expect to violate any of the restrictive covenants in the upcoming 12 months.  In addition, we have entered into preliminary discussions to renew the two line-of-credit facilities that expire April 15, 2004 and believe we will be successful.

We have no firm material commitments for capital expenditures, although we expect to acquire at least $150,000 of revenue equipment during the upcoming 12 months.

We believe that our working capital, together with our cash flows from operations, borrowings under our working capital and equipment purchase lines-of-credit and other available funding sources will be sufficient to fund our operations and planned growth for at least 12 months.

Seasonality

The demand for our equipment is somewhat seasonal.  This is due mainly to the seasonal demands of the retail industry.  Retailers demand more equipment in the third and fourth quarters of each year to handle peak inventory demands of the holiday shopping season.  Most of the equipment rented by the retailers is returned early in January of each year, resulting in decreased cash flow from operations for the company during the first half of every year.  The company expects this trend to continue.

Off-Balance Sheet Arrangements

The company does not engage, nor plans to engage, in any off-balance sheet financing arrangements.

Critical Accounting Policies and Estimates

Our significant accounting policies are disclosed in Note B to our audited financial statements included elsewhere in this offering memorandum.  The following discussion addresses our most critical accounting policies, some of which require significant judgment.

The preparation of the financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect the amounts reported in the financial statements and the notes to those statements.  These estimates and assumptions are based upon our evaluation of historical results and anticipated future events.  Actual results could differ from those estimates.  For purposes of this section, critical accounting policies are those that are, in our management’s view, most important to our financial condition and results of operations and that require significant judgments and estimates.  Our management believes our most critical accounting policies relate to the following:

We recognize revenue from the sale of equipment upon delivery. Lease and lease ancillary revenues and related expenses generated under portable storage units and trailers are recognized monthly which approximates a straight-line basis.  The company recognizes revenue from delivery, pick-up and other rental-related activities when the service is provided.

We depreciate our rental equipment on a 10 or 15-year term with 20% residual values.  Trailers are depreciated over a 10-year period and containers are depreciated over a 15-year period using the straight-line method.  Our management periodically evaluates our depreciation policy against several factors including appraisals from independent parties, profit margins from the sale of depreciated assets, and larger competitor’s depreciation policies.

OUR BUSINESS

     We are a provider of portable storage and transportation solutions through our rental fleet of over 1,800 portable storage and transportation units. We were formed and began operations in May 1994.  We currently have 6 branches and operate in 5 states including Missouri, Kansas, Illinois, Nebraska and Iowa.  We primarily concentrate on the Kansas City and St. Louis metropolitan regions.  Our products provide secure, accessible temporary storage and transportation for a diversified client base of over 550 customers, including Wal-Mart, Target, Hallmark, Goodyear and several governmental agencies. Our customers use our products for a wide variety of storage and transportation applications, including the storage of retail and manufacturing inventory, protection of construction materials and equipment, to handle peaks in shipping cycles and transport material to and from customers or their construction job sites. We primarily obtain our portable storage units by purchasing new and used ocean-going containers and purchasing new and used trailers from the trucking industry. We offer a wide range of products in varying lengths and widths with an assortment of differentiated features such as security systems, multiple doors, electrical wiring and shelving. In addition to our rental operations, we sell new and used portable storage units and provide ancillary services.

We focus on renting instead of selling our portable storage and transportation units. We believe this focus allows us to achieve strong growth, improved profitability and increased predictability of our business.  We believe our rental model is highly attractive because portable storage and transportation units:

•

Provide predictable, recurring revenues from rentals,

•

Have average monthly rental rates, which recoup our unit investment within an average of 28 months and,

•

Have useful lives exceeding 10 years, low maintenance and high residual values; and

Since our inception we have increased our revenues every year.  Our revenues have increased from approximately $600,000 in 1997 to approximately  $2.59 million in 2002.  Revenues exceed $2.26 million for the ten months ended October 31, 2003. Operating income (loss) has improved from $(151,914) in 2002 to $450,938 for the ten months ended October 31, 2003.

Industry Overview

The storage industry includes three principal segments, fixed self-storage, warehousing and portable storage.

The fixed self-storage segment consists of permanent structures located away from customer locations. Fixed self-storage is used primarily by consumers to temporarily store excess household goods. This segment is highly fragmented but includes several large national companies.

The warehousing segment consists of permanent structures located away from customer locations. Primarily commercial customers use warehousing for temporary storage of excess inventory or to provide a distribution location. This segment is highly fragmented but includes several large national companies.

The portable storage segment differs from the fixed self-storage and warehousing segment because it brings the storage solution to the customer’s location and addresses the need for secure, temporary storage with immediate access. The advantages of portable storage include convenience, immediate accessibility, better security and lower price. In contrast to fixed self-storage, the portable storage segment is primarily used by businesses. This segment is highly fragmented with no national participants. Although there are no published estimates of the size of the portable storage segment, we believe the size of the market is expanding due to increasing awareness of the advantages of portable storage.

Our goal is to be the leading provider of portable storage solutions in the Midwestern United States. We believe that our competitive strengths and growth strategy, as outlined below, enable us to achieve this goal.

Growth Strategy

Our growth strategy consists of the following:

Focus on Core Portable Storage Rental Business. We will continue to focus on growing our core rental business because it provides predictable, recurring revenue and high margins. We believe we can also increase our service and other ancillary revenues as well, however our core business will continue to be the rental of temporary, portable storage and transportation units.  We believe there is substantial demand for our portable storage units throughout the Midwestern United States, which is our target market.

Generate High Levels of Internal Growth. We will continue to focus on increasing the number of portable storage units we rent out from our existing branches to both new and repeat customers. We have historically been able to generate strong internal growth within our existing markets through aggressive marketing and rental fleet growth. We believe that by increasing awareness of the benefits of portable storage through our targeted marketing and advertising programs, we can continue to increase our rental revenues and generate strong internal growth. We have 6 branches located in; Kansas City, Missouri, St. Louis, Missouri, Des Moines, Iowa, Wichita, Kansas, Springfield, Missouri and Omaha, Nebraska.  We believe we can increase our market share in these areas and improve revenues in the markets we already serve.  We intend to increase our available fleets in these markets purchased with funds provided by the offering.

Branch Expansion. We intend to use our branch model to expand to new markets throughout the Midwestern United States on a limited and very selective basis. We intend to identify new markets in the Midwestern United States where we believe demand for portable storage units is underdeveloped.  Small local competitors are currently serving these markets. Whenever feasible, we intend to enter a new market by acquiring the storage units and rentals of a small, local portable storage business in order to generate immediate revenue to cover overhead and forego typical branch start-up expenses.  However, we do not plan to enter any new markets in 2004, and any acquisition will have to meet very stringent economic requirements and justification developed by our management in consultation with the Board of Directors.

Products

We provide a wide range of products and services to meet the temporary storage needs of our customers, specifically:

Portable Storage Products:

o

Containers – We purchase new, used and refurbished shipping containers from rental companies, brokers, and shipping lines.  These containers are 8’ wide, 8’6” to 9’6” high and 20’ or 40’ long.  The condition and age of the containers vary widely to meet the needs of our customers.  We customize containers for customers by adding such items as high security lock boxes, shelving, lighting, and electrical hook-ups.

o

Storage trailers – We purchase used semi-trailers from trucking companies, rental firms and other companies with trailer fleets.  These trailers are no longer useful for long, over-the-road transportation of goods.  With minor repairs, these trailers are utilized for in-town cartage and storage at customers’ lots or docks, or at one of our lots.  The inside dimensions range from 96”-110” wide, 96”-108” high, and 20’, 28’, 40’, 45’, 48’ or 53’ long.

o

Over-the-road trailers – We also purchases new and used semi-trailers that are capable of long-distance transportation.  These units have the same dimensions as the storage trailers.

Services:

o

Delivery, pick-up and general cartage – We have the equipment to properly and safely deliver, position, and pick up shipping containers and semi-trailers.  We are able to provide prompt service to of our customers through an extensive list of vendors that complement our own drayage assets and personnel.

Each customer’s needs are different.  Some may need a tractor-trailer to pick up material from a warehouse for drop at a third party site where the trailer will act as storage for several months.  We believe we provide such cartage services in a timely and efficient manner.

o

On-site storage – We provide space for storage of containers and trailers on our own lots.  This allows customers additional flexibility.  For example, several customers use one of our lots and equipment for storage of excess merchandise because of space or zoning restrictions at our customer’s location.  When a customer needs a particular unit, they call us to arrange delivery.  Our facilities serve as a distribution center for certain of our customers, without the added handling costs.

Branch Operations

     We locate our branches in markets with attractive demographics and strong growth prospects. Within each market, we have located our branches in areas that allow for easy delivery of portable storage units to our customers. We also seek locations that are visible from high traffic roads as an effective way to advertise our products and our name. Our branches maintain an inventory of portable storage and transportation units available for rent, and some of our branches also provide on-site storage of units under rent. The following table shows information about our branches as of December 31, 2003:

			PERSONNEL
LOCATION	FUNCTIONS	RENTAL UNITS	COMPANY	CONTRACT/ SUPPORT
Kansas City, MO/KS	Rental, on-site storage, sales, administration	1,001	8	5
St. Louis, MO/IL	Rental, on-site storage, sales	645	1	4
Des Moines, IA	Remote rental and sales	49	0	1
Wichita, KS	Remote rental and sales	12	0	1
Springfield, MO	Remote rental and sales	22	0	1
St. Joseph, MO	Remote rental and sales	4	0	0
Omaha, NE/Council Bluffs, IA	Remote rental and sales	134	0	2
Total		1,867	9	14

Our Kansas City Branch provides overall supervisory responsibility for all activities at all of the branches.  The St. Louis branch has a branch manager that is responsible for sales and management of that branch.

Sales and Marketing

We have two people at our Kansas City branch and one in St. Louis that conduct sales and marketing on a full-time basis. We utilize the following methods of advertising to target potential customers:

	Commercial	Residential
Direct Mail	X
Exec Sales	X
Trade Shows	X
Fleet Decals	X	X
Newspaper Ads	X	X
Yellow Pages	X	X

All methods are reviewed and evaluated for effectiveness.  The mix of advertising will continually change as we determine which methods best match target markets.

     Our sales and marketing force provides information about our products to prospective customers by handling inbound calls and by initiating cold calls. Our sales and marketing employees are compensated on a salary plus commission basis.

    Customers

     During 2003, more than 550 customers rented our portable storage and transportation units. Our customer base is diverse and consists of businesses in a broad range of industries. Year to date as of December 12, 2003, our largest single customer accounted for 25% of our total revenues, and our next largest customer accounted for less than 9.7% of our total revenues.  No other customer accounts for more than 3% of total revenues.

     We target customers who can benefit from our portable storage solutions either for seasonal, temporary or long-term storage needs. Customers use our portable storage units for a wide range of purposes. The following table provides an overview at December 31, 2003 of our customers and how they use our portable storage units:

Business	Typical customers	Typical applications
Construction	General, electrical, plumbing and mechanical contractors, landscapers and residential homebuilders	Equipment and materials storage and job site offices
Retailers	Mass merchandisers, specialty retailers and hardware stores	Storage of seasonal and excess merchandise.
Consumers	Homeowners	Backyard storage and storage of household goods during relocation or renovation
Industrial and commercial	Distributors, trucking and utility companies, finance and insurance companies and film production companies	Raw materials, equipment, document storage and in-plant offices
Institutions, government agencies and others	Hospitals, medical centers and military, Native American tribal governments and reservations and Federal, state, county and local agencies	Athletic equipment storage, disaster preparedness supplies, record storage, supplies and equipment

Management Information Systems

In December 1999, we upgraded all of our information systems by licensing software that uses IBM AS/400’s advanced architecture and database design.

Our current management information systems have substantially more capacity than we currently need, but provides a system capable of expanding with the company’s business.  The fully integrated system performs functions for Rental and Sales Operations and Analysis, Accounts Receivable, Accounts Payable, General Ledger, Purchasing, and Equipment Maintenance.

We utilize an Application Service Provider (ASP) for our Customer Relations Management (CRM).  The ASP allows our employees instant, worldwide access to customer and sales pipeline information.

A new branch can become fully integrated with the home office, with just a personal computer and an Internet connection

Rental Terms

The majority of our rental agreements provide month-to-month terms.  Our average monthly rental rate was $137 in 2003. Most of our portable storage units rent for $60 to $200 per month. Over-the-road trailers may rent for as much as $550 per month. Each rental agreement provides that the customer is responsible for the cost of delivery at inception and pickup at termination. Our rental contracts specify that the customer is liable for any damage done to the unit beyond ordinary wear and tear. The customer’s possessions stored within the portable storage unit are the responsibility of the customer. Trailers used for over-the-road purposes require that the customer to provide appropriate insurance coverage and related documentation to cover us as loss payee and additional insured.

Competition

We face competition from several local companies in all of our current markets. Our competitors include lessors of storage units, over-the-road and storage trailers and other structures used for portable storage. We also compete with conventional fixed self-storage facilities to a lesser extent. We compete primarily in terms of product quality and availability, rental rates and customer service. Some of our competitors have less debt, greater market share and greater financial resources and pricing flexibility than we do. Sometimes, a competitor will lower its rental rates in one of our markets to try to gain market share. This may require us to reduce our rental rates as well, which could reduce our profitability in those markets.

In addition to competition for customers, we face competition in purchasing used ocean-going containers and trailers. Several types of businesses purchase used ocean-going containers and trailers, including various freight transportation companies, freight forwarders and commercial and retail storage companies. Some of these companies have greater financial resources than we do. As a result, if the number of available containers and trailers for sale decreases, these competitors may be able to absorb an increase in the cost of equipment, while we may not be able to. If used equipment prices increase substantially, we may not be able to grow our fleet. These price increases also could increase our expenses and reduce our earnings.

Competition in our markets may increase significantly in the future. New competitors may enter our markets and may have greater marketing and financial resources than we do. This may allow them to gain market share at our expense. We may have to lower our rental rates because of greater competition. This would lower our profit margins. If our competitors have greater financial resources, they may be able to sustain these pricing pressures better than we can. Prolonged price competition is likely to have a material adverse effect on our business and results of operations.

Employees

     As of December 31, 2003 we had approximately 9 full-time employees. Our employees are represented by the following major categories:

Management	3
Administrative	1
Sales and marketing	3
Drivers	2

     Our employees are not represented by a labor union. We consider our relations with our employees to be good.

Transfer agent and registrar

We will act as our transfer agent and registrar for the shares.

DESCRIPTION OF OUR PROPERTIES

Our Company does not own any real property as we lease all of our locations. We believe that satisfactory alternative properties can be found in all of our markets at the end of the lease agreements, if necessary.  We do not intend to buy or otherwise invest in real property as we expand our operations.  Following is a summary of our leased locations:

LOCATION	FUNCTIONS	LEASE TERMINATION DATE
Kansas City, MO/KS	Rental, on-site storage, sales, administration	April 2009
St. Joseph, MO	Remote rental and sales	Month-to-month
St. Louis, MO/IL	Rental, on-site storage, sales	Month-to-month
Des Moines, IA	Remote rental and sales	Month-to-month
Wichita, KS	Remote rental and sales	Month-to-month
Springfield, MO	Remote rental and sales	Month-to-month
Omaha, NE/Council Bluffs, IA	Remote rental and sales	Month-to-month

At all of our remote leasing and sales locations, we share facilities with other companies and pay rent based on the number of units stored during the month.

LEGAL PROCEEDINGS

There are no legal proceedings; pending or threatened, to which we are a party.  However, we occasionally become a party to routine claims incidental to our business. Most of these claims involve alleged damage to customers’ property while stored in units they rent from us and damage alleged to have occurred during delivery and pick-up of containers. We believe that we carry sufficient insurance to protect us against loss from these types of claims. In addition, we have in the past hired a collection agency that engages an attorney on a contingency basis to collect unpaid invoices on our behalf.

OUR MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The executive officers and directors of our company  and their ages as of the date of this Prospectus are as follows:

NAME	AGE	POSITION

Richard G. (Dick) Honan	68	Chairman of the Board of Directors, Chief Executive Officer and Treasurer

Jeffrey N. Orr	41	Director and President

Richard G. (Rick) Honan II	33	Director, Chief Financial Officer and Secretary

Our by-laws provide for the Board of Directors to be composed of three directors.  Each director serves until the expiration of his or her term and thereafter until his or her successor is duly elected and qualified. Board members receive no compensation for service as a Board Member; however reasonable costs and expenses for attending Board meetings are reimbursed.  Our Board of Directors, on an annual basis, appoints our executive officers.

RICHARD G. (DICK) HONAN- Mr. Honan received a Bachelor of Arts degree from the University of Kansas.  Mr. Honan was one of the original founders of our subsidiary, American Trailer & Storage, Inc. in 1994 and has served as its Chief Executive Officer, Treasurer and Chairman of the Board of Directors since its inception (May 1994).  Mr. Honan also served in the United States Marine Corps.  Mr. Honan has owned and operated several small to medium sized companies, including a manufacturers representative company, a proprietary trade school that trained persons for the trucking industry and a truck service and repair center.  Mr. Honan has never been a director or officer of any other public reporting company. Mr. Honan is the father of Richard G. Honan II, who is our Chief Financial Officer, Secretary and a member of the Board of Directors.

JEFFREY N. ORR- Mr. Orr attended Mississippi State University.  Mr. Orr was one of the original founders of our subsidiary, American Trailer & Storage, Inc. in 1994 and has served as its President and Member of the Board of Directors since its inception (May 1994).  Mr. Orr was a former branch manager with Transport International Pool (“TIP”), which is involved in the semi-trailer and portable storage container sales and rental business.  Mr. Orr has never been a director or officer of any other public reporting company.

RICHARD G. (RICK) HONAN II- Mr. Honan received a Bachelor of Arts degree from the University of Kansas and attended the University of Maryland’s Business School.  Mr. Honan has served as the Chief Financial Officer, Secretary and a member of the Board of Directors of our subsidiary, American Trailer & Storage, Inc., since 2001.  Mr. Honan also served in the United States Navy as a Supply Officer for approximately 5 ½ years and continues to serve in the reserves.  Mr. Honan has never been a director or officer of any other public reporting company.  Mr. Honan is the son of Richard G. Honan, who is our Chief Executive Officer and the Chairman of the Board of Directors.

INDEMNIFICATION

Our By-Laws provide for indemnification to all of our officers and directors against any and all expenses, judgments and fines in connection with any threatened, pending or completed action, suit or proceeding arising out of their service as our officer or director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our Company, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OUR PRINCIPAL OWNERS

The following table provides information concerning the beneficial ownership of Common Stock as of the date of the Prospectus, for (a) each person known to us to be a beneficial owner of the Common Shares in excess of 5%; (b) each director; (c) each executive officer designated in the section captioned "MANAGEMENT--Executive Compensation;" and (d) all directors and executive officers as a group. Except as otherwise noted, each person named below had sole voting and investment power with respect to such securities.

Name and address of beneficial owner (1)	Number of shares before offering	Number of shares after offering	Percentage of ownership after the offering

Richard G. (Dick) Honan 3505 Manchester Trwy. Kansas City, Missouri 64129	856,200	856,200	79.0%

Jeffrey N. Orr 3505 Manchester Trwy. Kansas City, Missouri 64129	124,121	124,121	11.4%

Richard G. (Rick) Honan II 3505 Manchester Trwy. Kansas City, Missouri 64129	3,846	3,846	0.4%

All directors and executive officers as a group (3 people)	984,167	984,167	90.8%

(1)

The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Commission. Accordingly they may include securities owned by or for, among others, the spouse and/or minor children or the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the date of this table. Beneficial ownership may be disclaimed as to certain of the securities.

EXECUTIVE COMPENSATION

The following table sets forth all cash compensation we paid during each of our last two fiscal years to our Chief Executive Officer and to the other two executive officers.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Bonus	Other annual compensation	Long-term Compensation	All other compensation
Richard G. (Dick) Honan, CEO, Chairman & Treasurer	2002	$10,000	-	-	-	-
	2001	$10,000	-	-	-	-
	2000	$10,000	-	-	-	-

Richard G. (Rick) Honan II, CFO, Board member & Secretary	2002	$45,208	-	-	-	-
	2001	$43,948	-	-	-	-
	2000	$ 0	-	-	-	-

Jeffrey Orr, President and Board member	2002	$28,000	$112,010	-	-	-
	2001	$28,000	-	-	-	-
	2000	$28,000	-	-	-	-

                 -----------------------------------------

Options Grants

We have not granted any options or equity-based incentives.

Employment Agreement

We have not entered into any employment agreements with our executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our company had leased office space in Grandview, Missouri from a company owned by Richard G. Honan, our CEO, at a monthly rental of $960.  The month-to-month lease terminated in December 2001. Rent expense was $11,520 in 2002 and 2001.  We owed this related entity $13,770 on this lease at December 31, 2002 and 2001.  This amount was repaid at October 31, 2003.

 In August 1999, we entered into another lease agreement with this same related entity for office and yard space in Kansas City at a monthly rental of $7,690, which was further reduced by $1,850 of sub-lease income received from a third party.  This lease expired on April 30, 2002. Rent expense was $30,760 and $66,090 in 2002 and 2001, respectively.  There was no expense for the ten months ended October 31, 2003.

Richard G. Honan has loaned amounts to our Company on several occasions.  The outstanding balances of such borrowings aggregated $842,679 as of October 31, 2003.  Such borrowings bear interest at 15.5%, and have been subordinated to other lenders.  On December 1, 2003, approximately $315,000 of such borrowings was repaid.

DESCRIPTION OF SECURITIES

We are authorized to issue 30,000,000 shares of $.001 par value common stock.  As of December 31, 2003, shares totaling 984,167 shares of our common stock were issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

DIVIDEND POLICY. Our company has never paid any dividends since it’s formation.  We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Our Articles of Incorporation and our Bylaws do not contain any provisions, which were included to delay, defer, discourage or prevent a change in control.

MARKET FOR OUR COMMON EQUITY AND

 RELATED STOCKHOLDER MATTERS

Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the

Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

As of December 31, 2003, there were three record holders of our common stock.

There are no outstanding shares of our common stock, which can be sold pursuant to Rule 144. There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock.

LEGAL MATTERS

The validity of the common stock offered hereby, will be passed upon by Renkemeyer Campbell, & Weaver LLP, Overland Park, Kansas.

EXPERTS

The financial statements for AT&S Holdings, Inc. as of December 26, 2003 and as of December 31, 2002 and for the years ended December 31, 2002 and 2001 of American Trailer & Storage, Inc. included in this Prospectus, have been audited by Harold J. Nicholson, Chartered, independent auditors, as stated in their reports appearing herein and has been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement including all amendments, exhibits and schedules, on Form SB-2 under the Securities Act with respect to the common stock offered. This prospectus, which constitutes a part of the registration statement, omits some of the information contained in the registration statement and the exhibits and financial schedules thereto.   Reference is made to the registration statement and related exhibits and schedules for further information with respect to the common stock and us.

Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and in each instance that reference is made to a copy of the document filed as an exhibit to the registration statement.  Each such statement is qualified in its entirety by such reference.

You may read and copy any reports, statements and other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. Our SEC filings are also available on the SEC’s Internet site (http://www.sec.gov). Except as indicated above, the information on this web site is not and should not be considered part of this document and is not incorporated into this prospectus by reference. This web address is, and is only intended to be, an inactive textual reference.

FINANCIAL STATEMENTS

Our Company, AT&S Holdings, Inc. was formed on December 26, 2003 under the laws of the State of Nevada.  Our Company was formed by the shareholders of American Trailer & Storage, Inc. to serve as its’ parent company.   As of December 26, 2003, we have not engaged in any transactions other than our legal formation and have not issued any common stock.

On December 31, 2003, our Board of Directors approved and completed a stock exchange agreement with American Trailer & Storage, Inc.  The Board of Directors, Officers and shareholders of our company and American Trailer & Storage, Inc. were identical at the date of the transaction and therefore the companies were under common control.  The exchange agreement provided for the our Company to issue 984,167 shares of its common stock for 100% of the outstanding shares of American Storage & Trailer, Inc.  Subsequent to that transaction, AT&S Holdings, Inc. became the parent of American Trailer.

We are providing the audited financial statements of our Company (AT&S Holdings, Inc.) as of December 26, 2003 and the audited financial statements of our subsidiary (American Trailer & Storage, Inc.) as of and for the years ended December 31, 2002 and 2001.  In addition, we are providing the unaudited financial information for our subsidiary as of October 31, 2003 and for the three and ten-month periods ended October 31, 2003 and 2002.

AT&S Holdings, Inc.

Index to Financial Statements

AT&S Holdings, Inc.:
Report of Independent Auditors	F-1

Balance Sheet as of December 26, 2003 (date of formation)	F-2

Notes to Balance Sheet	F-3

American Trailer & Storage, Inc. (formerly Financial Credit Corporation):
Report of Independent Auditors	F-4

Balance Sheets as of October 31, 2003 (unaudited) and December 31, 2002	F-5

  Statements of Operations for the Years ended December 31, 2002 and 2001,

  for the Three Months Ended October 31, 2003 and 2002 (unaudited)

  and for the Ten Months ended October 31, 2003 and 2002 (unaudited)

F-7

Statements of Stockholder’s Equity for the Years Ended December 31, 2002 and 2001 and for the Ten Months Ended October 31, 2003	F-8

Statements of Cash Flows for the Years ended December 31, 2002 and 2001, and for the Ten Months ended October 31, 2003 and 2002 (unaudited)	F-9

Notes to Financial Statements	F-10

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors of AT&S Holdings, Inc.:

We have audited the accompanying balance sheet of AT&S Holdings, Inc. as of December 26, 2003 (date of formation).  The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of AT&S Holdings, Inc. as of December 26, 2003 (date of formation), in conformity with accounting principles generally accepted in the United States of America.

As described in Note B, on December 31, 2003 the Board of Directors of the Company approved and completed an exchange agreement with American Trailer & Storage, Inc.  The exchange agreement provided for the Company to issue 984,167 shares of its common stock for 100% of the outstanding shares of American Storage & Trailer, Inc.  Subsequent to that transaction, AT&S Holdings, Inc. became the parent of American Trailer & Storage, Inc. The accompanying financial statements do not reflect this subsequent event.

/s/ Harold J. Nicholsen, chartered

Overland Park, Kansas

December 31, 2003

AT&S HOLDINGS, INC.

BALANCE SHEET

DECEMBER 26, 2003 (date of formation)

ASSETS:

TOTAL ASSETS	$ -

LIABILITIES & STOCKHOLDERS EQUITY:

TOTAL LIABILITIES	$ -

STOCKHOLDERS EQUITY:
Common stock, $.001 par value; 30,000,000 shares
authorized, no shares issued and outstanding	$ -
Additional paid-in capital	-
Retained earnings	-
Total stockholders’ equity	-

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$ -

The accompanying notes are an integral part of these statements.

AT&S HOLDINGS, INC.

NOTES TO BALANCE SHEET

DECEMBER 26, 2003 (date of formation)

NOTE A—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION.  AT&S Holdings, Inc. (the “Company” or “AT&S”), was formed on December 26, 2003 under the laws of the State of Nevada.  The Company was formed by the shareholders of American Trailer & Storage, Inc. (“American Trailer”) to serve as a holding company for American Trailer.   As of December 26, 2003, AT&S has not engaged in any transactions other than the legal formation of the Company and has not issued any stock..

NATURE OF OPERATIONS.  The Company intends to serve as a holding company for American Trailer & Storage, Inc.  American Trailer provides portable storage and transportation services through a lease fleet of over 1,800 portable storage and transportation units.

INCOME TAXES.  The Company was formed as a S-Corporation for income tax reporting purposes. As such the individual shareholders are taxed personally on the results of operations.  Therefore, no provision or liability for income taxes is reflected on the books of the company.

USE OF ESTIMATES.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from these estimates.

NOTE B—SUBSEQUENT EVENT

On December 31, 2003 the Board of Directors of the Company approved and completed a stock exchange agreement with American Trailer & Storage, Inc.  The Board of Directors, Officers and shareholders of AT&S and American Trailer were identical at the date of the transaction and therefore the companies were under common control.  The exchange agreement provided for the Company to issue 984,167 shares of its common stock for 100% of the outstanding shares of American Trailer & Storage, Inc.  Subsequent to that transaction, AT&S Holdings, Inc. became the parent of American Trailer. The accompanying financial statements do not reflect this subsequent event.

Board of Directors

American Trailer & Storage, Inc.

(formerly Financial Credit Corporation)

We have examined the balance sheets of American Trailer & Storage, Inc., formerly Financial Credit Corporation (a Missouri corporation) as of December 31, 2002 and 2001, and the related statements of operations, changes in stockholders’ equity, and cash flow for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Trailer & Storage, Inc. at December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles applied on a consistent basis.

As discussed in Note H to the financial statements, the name of the Company was changed from Financial Credit Corporation to American Trailer & Storage, Inc. on December 9, 2003.  On December 16, 2003 distributions were made to two shareholders who, in turn, repaid their outstanding balances owed to the Company.  In addition, on December 31, 2003, the Company entered into an exchange agreement with AT&S Holdings, Inc. in which AT&S Holdings, Inc. became the parent company of American Trailer & Storage, Inc.

Overland Park, Kansas

July 24, 2003

(except for Note H, as to which

 the date is December 31, 2003)

AMERICAN TRAILER & STORAGE, INC.

(formerly Financial Credit Corporation)

BALANCE SHEETS

ASSETS

	October 31,	December 31,
	2003	2002
	(Unaudited)	(Audited)
CURRENT ASSETS:
Cash (note B8)	$ 17,205	$ 50,109
Accounts and notes receivable
Customers (note B4)	393,976	344,338
Officers (note H)	134,339	134,339
	528,315	478,677
Allowance for doubtful accounts (note B4 & B9)	(20,000)	(20,000)
	508,315	458,677
Inventory (Note B5)	66,200	1,950
Prepaid expenses	10,742	43,313
Total Current Assets	602,462	554,049

PROPERTY AND EQUIPMENT - AT COST (note B6, B9 & C)
Revenue equipment	3,314,988	3,320,361
Delivery equipment	190,183	210,976
Vehicles	246,835	235,453
Information systems and equipment	167,573	167,573
Office equipment	25,261	25,261
Leasehold improvements	66,011	66,011
	4,010,851	4,025,635
Accumulated depreciation	(1,178,687)	(1,119,566)
	2,832,164	2,906,069

OTHER ASSETS
Deposits	10,110	10,398

Deferred loan fees (note B11)	50,000	-
Accumulated amortization	(1,190)	-
	48,810	-
	58,920	10,398
Total Assets	$3,493,546	$3,470,516

The accompanying notes are an integral part of these statements.

AMERICAN TRAILER & STORAGE, INC.

(formerly Financial Credit Corporation)

BALANCE SHEETS

LIABILITIES
	October 31,	December 31,
	2003	2002
	(Unaudited)	(Audited)
CURRENT LIABILITIES
Current maturities of long-term debt (note C)	$1,070,340	$ 875,853
Note payable – bank (note C)	74,305	568,235
Accounts payable
Trade	214,154	187,286
Sales tax payable	13,437	14,550
	227,591	201,836
Accrued liabilities
Insurance payable	-	11,451
Salaries	9,174	11,617
Payroll taxes and other	215	1,028
Interest payable	7,455	7,455
Security deposits	500	500
Defined contribution plan payable	3,803	2,633
Lease payable (note D)	-	13,770
	21,147	48,454
Total Current Liabilities	1,393,383	1,694,378

LONG-TERM DEBT, less current maturities (note C)	1,737,322	1,604,724

COMMITMENTS (note E)	-	-

STOCKHOLDERS' EQUITY
Common stock - authorized 10,000 shares of
$1 par value; issued and outstanding 2,728 shares	2,728	2,728
Additional paid-in capital	564,101	564,101
Accumulated deficit	(203,988)	(395,415)
	362,841	171,414
Total Liabilities and Stockholders’ Equity	$3,493,546	$3,470,516

The accompanying notes are an integral part of these statements.

AMERICAN TRAILER & STORAGE, INC.

(formerly Financial Credit Corporation)

STATEMENTS OF OPERATIONS

	Years ended December 31,		Three months ended October 31,		Ten months ended October 31,
	2002	2001	2003	2002	2003	2002
	Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue
Equipment sales	$ 321,814	$ 300,813	$ 53,164	$ 66,175	$ 235,693	$ 264,854
Equipment rental	1,682,397	1,688,423	514,186	496,808	1,519,570	1,258,660
Drayage	437,422	405,556	148,607	119,917	414,325	332,629
Other	148,466	55,264	29,934	28,278	96,411	163,148
Total Revenue	2,590,099	2,450,056	745,891	711,178	2,265,999	2,019,291

Cost of sales
Equipment	175,258	175,585	33,750	34,017	166,410	146,954
Equipment rental	403,655	301,221	127,029	105,124	293,518	318,785
Depreciation	243,053	237,127	55,210	62,966	183,056	200,469
Drayage	324,432	353,992	72,090	91,251	224,816	248,432
Other	13,845	24,385	5,084	2,606	15,052	12,455
Total Cost of sales	1,160,243	1,092,310	293,163	295,964	882,852	927,095
Gross profit	1,429,856	1,357,746	452,728	415,214	1,383,147	1,092,196

Costs and expenses
Selling, general and administrative expenses	1,509,129	1,048,392	278,805	339,251	865,553	1,291,726
Depreciation	60,206	59,036	19,640	16,506	65,466	47,977
Amortization	12,435	36,342	1,190	2,225	1,190	10,952
	1,581,770	1,143,770	299,635	357,983	932,209	1,350,655
Operating profit (loss)	(151,914)	213,976	153,093	57,231	450,938	(258,459)

Other Income (Expense)
Interest expense (note C)	(284,634)	(296,996)	(121,764)	(73,270)	(305,439)	(225,050)
Other income	9,209	33,241	4,729	566	48,588	6,529
	(275,425)	(263,755)	(117,035)	(72,704)	(256,851)	(218,521)
Net Earnings (loss)	($427,339)	($49,779)	$36,058	($15,473)	$194,087	($476,980)

BASIC Earnings (loss) per share:	($ 159.28)	($ 22.01)	$ 13.22	($ 5.67)	$ 71.15	($ 178.38)
Weighted average number of shares	2,683	2,262	2,728	2,728	2,728	2,674

DILUTED Earnings (loss) per share:	($ 159.28)	($ 22.01)	$ 4.90	($ 5.67)	$ 46.05	($ 178.38)
Weighted. average number of shares	2,683	2,262	7,353	2,728	4,215	2,674

                                              The accompanying notes are an integral part of these statements.

AMERICAN TRAILER & STORAGE, INC.

(formerly Financial Credit Corporation)

STATEMENT OF STOCKHOLDERS” EQUITY

	Common Stock		Additional Paid-in Capital	Retained earnings (Accumulated Deficit)

	Shares	Amount			Total
Balance as of January 1, 2001	2,000	$ 2,000	$ 91,800	$ 81,703	$ 175,503

Net (loss) for the year	-	-	-	(49,779)	(49,779)

Issuance of stock	561	561	-	-	561

Additional paid in capital	-	-	364,377	-	364,377

Balance as of December 31, 2001	2,561	2,561	456,177	31,924	490,662

Net (loss) for the year	-	-	-	(427,339)	(427,339)

Issuance of stock	167	167	-	-	167

Additional paid in capital	-	-	107,924	-	107,924

Balance as of December 31, 2002	2,728	2,728	564,101	(395,415)	171,414

Net earnings for the period	-	-	-	194,087	194,087

Distributions	-	-	-	(2,660)	(2,660)

Balance as of October 31, 2003	2,728	$ 2,728	$ 564,101	$ (203,988)	$ 362,841

The accompanying notes are an integral part of these statements.

AMERICAN TRAILER & STORAGE, INC.

(formerly Financial Credit Corporation)

STATEMENTS OF CASH FLOWS

	Years ended December 31,		Ten months ended October 31,
	2002	2001	2003	2002
	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net income (loss)	($427,339)	($49,779)	$194,087	($476,980)
Adjustments to reconcile net income (loss) to cash
Provided (used) by operating activities:
Gain on sale of equipment	(72,594)	(64,297)	(73,451)	(63,188)
Depreciation	303,260	296,163	248,522	248,446
Provision for losses on accounts receivable	24,630	46,886	4,774	29,578
Change in operating assets and liabilities:
(Increase) Decrease in accounts and
notes receivable	(13,475)	(115,722)	(54,412)	8,338
(Increase) Decrease in prepaid expenses	4,650	12,344	(31,679)	10,952
Increase (Decrease) in accounts payable
and accrued liabilities	16,357	(131,001)	(1,552)	(43,163)
Net Cash Provided (Used) by Operating Activities	(164,511)	(5,406)	286,289	(286,017)

Cash Flows from Investing Activities
(Increase) in deposits	(10,000)	-	(48,522)	(10,000)
Proceeds from sale of equipment	177,329	175,799	257,763	149,619
Purchase of property and equipment	(478,005)	(96,111)	(358,929)	(456,700)
Net Cash Provided (Used) by Investing Activities	(310,676)	79,688	(149,688)	(317,081)

Cash Flows from Financing Activities
Proceeds from new financing	1,038,838	926,927	2,222,354	922,814
Principal payments on long & short term debt	(686,412)	(1,328,186)	(2,389.199)	(450,724)
Distributions	-	-	(2,660)	-
Sale of stock	167	38	-	167
Additional paid in capital	107,924	364,900	-	107,924
Net Cash Provided(Used) by Financing Activities	460,517	(36,321)	(169,505)	580,181

INCREASE (DECREASE) IN CASH	(14,670)	37,961	(32,904)	(22,917)
Cash - beginning of period	64,779	26,818	50,109	64,779
Cash - end of period	$ 50,109	$ 64,779	$ 17,205	$ 41,862

Interest paid during the period	$283,586	$294,496	$302,315	$225,536
Income taxes paid during period	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these statements.

AMERICAN TRAILER & STORAGE, INC.

(formerly Financial Credit Corporation)

NOTES TO FINANCIAL STATEMENTS

NOTE A – ORGANIZATION

American Trailer & Storage, Inc. (formerly Financial Credit Corporation) (a Missouri Corporation) was incorporated on May 12, 1994 and was organized for the purpose of buying, selling and leasing transportation and portable storage equipment.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1)

Revenue Recognition

American Trailer & Storage, Inc.  (ATS) adopted Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements effective October 1, 2000.  The adoption of SAB 101 did not materially affect the results of operations or financial position.

ATS recognizes revenues from sales of containers upon delivery.  Lease and leasing ancillary revenues and related expenses generated under portable storage units are recognized monthly which approximates a straight-line basis.  Revenues and expenses from portable storage unit delivery and hauling are recognized when these services are billed, in accordance with SAB 101.

For the ten month period ended October 31, 2003 (unaudited), 25% of revenues came from one customer whose business is retail sales and 10% came from another customer whose business is rental of portable storage containers. For the years ended December 31, 2002 and 2001, 38% and 39.4% respectively of company revenues came from one customer whose business is retail sales.

2)

Cost of Sales

Cost of sales in the statements of operations includes the cost of units sold, drayage, rental equipment expense, and depreciation.

3)

Advertising Costs

Advertising costs are accounted for under SOP 93-7, Reporting on Advertising Costs.  All non-direct response advertising costs are expensed as incurred.  Direct response advertising costs are capitalized when paid and amortized over the period in which the benefit is derived. Advertising expense was $181,186 and $150,310 in 2002 and 2001, respectively.  The expense was $70,774 for the ten months ended October 31, 2003 (unaudited).

4)

Accounts Receivables

Receivables consist of amounts due from customers from the lease or sale of containers and trailers.  The Company records an estimated provision for bad debts and reviews the provision monthly for adequacy.  Specific accounts are written off against the allowance when management determines the account is uncollectible.

5)

Inventory

Inventory consists of transportation and portable storage equipment, and is stated at the lower of cost or market value.  Cost is determined under the specific identification method and market is the lower of replacement cost or net realizable value.

6)

Property, Plant and Equipment and Depreciation

Property, plant and equipment assets are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the assets’ estimated useful lives for all assets, except for vehicles, which use the declining balance method.  Residual values of Revenue Equipment are determined when the property is acquired and range up to 20%.  In the opinion of management, estimated residual values do not cause carrying values to exceed net realizable value.  Normal repairs and maintenance to property and equipment are expensed as incurred.  When non-revenue property or equipment is retired or sold, the net book value of the asset, reduced by any proceeds, is charged to gain or loss on the retirement of fixed assets.

For financial reporting purposes, depreciation is recorded over the following useful lives:

Revenue Equipment - Trailers

10 years

Revenue Equipment - Containers

15 years

Vehicles

  5 years

Office Equipment

10 years

Telephone Equipment

10 years

7)

Income Taxes

Beginning on January 1, 1996, the Company elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, and as such the individual shareholders are taxed personally on the results of operations.  Therefore, no provision or liability for income taxes is reflected on the books of the company.

8)

Cash Equivalents

The company considers all highly liquid investments with a maturity of three months or less when purchased to be "cash equivalents."

9)

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the notes to those statements.  Actual results could differ from those estimates.  The most significant estimates included within the financial statements are the allowance for doubtful accounts, the estimated useful lives and residual values of trailers and containers, property and equipment and other asset impairments.

10)

Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.   If this review indicates the carrying value of these assets will not be recoverable, as measured based on estimated undiscounted cash flows over their remaining life, the carrying amount would be adjusted to fair value.  There has not been any recognition of impairment losses during the years ended December 31, 2002 and 2001 and for the ten months ended October 31, 2003 (unaudited).

11)

Deferred Loan Fees

Included in other assets are deferred loan financing fees of $50,000 associated with the cost of obtaining new financing from a bank on September 18, 2003.  These fees are being amortized over the term of the related debt, using the straight-line method.

1)

Interim Financial Statements

The Company is providing herein the unaudited historical financial statements as of October 31, 2003 and for the three and ten month periods ended October 31, 2003 and 2002.

The interim financial information furnished in this report has not been audited.  Such unaudited information reflects all adjustments (consisting of only normal recurring accruals), which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods.  The results of operations for the three and ten-month periods ended October 31, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2003.  Rental revenue increases in the second half of the year as a result of increases in storage rentals in anticipation of the holiday season.

1)

Impact of Recently Issued Accounting Standards

In April 2003, SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued and became effective for all contracts entered into after June 30, 2003.

In May 2003, SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued and became effective for financial instruments entered into or modified after May 31, 2003.

Neither of these Standards is applicable to the operations of the Company at October 31, 2003.

2)

Earnings Per Share

The Company has adopted SFAS No. 128, Earnings per Share. Pursuant to SFAS No. 128, basic earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the periods reported.  Diluted earnings per common share are determined assuming the potential dilution of the exercise of warrants into common stock.

Below are the required disclosures pursuant to SFAS No. 128 for:

	Years ended December 31,		Three months ended October 31,		Ten months ended October 31,
	2002	2001	2003	2002	2003	2002
	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
BASIC:
Common shares outstanding,
beginning of period	2,561	2,000	2,728	2,728	2,728	2,561
Effect of weighting shares:
Weighted common shares issued	122	262	-	-	-	113
Weighted average number of
common shares outstanding	2,683	2,262	2,728	2,728	2,728	2,674
Net income (loss)	($427,339)	($49,779)	$36,058	($15,473)	$194,087	($476,980)
Earnings (Loss) per share	($ 159.28)	($ 22.01)	$ 13.22	($ 5.67)	$ 71.15	($ 178.38)

DILUTED:
Common shares outstanding,
beginning of period	2,561	2,000	2,728	2,728	2,728	2,561
Effect of weighting shares:
Weighted common shares issued	122	262	-	-	-	113
Warrants assumed converted	-	-	4,625	-	1,487	-
Weighted average number of
common and common equivalent
shares outstanding	2,683	2,262	7,353	2,728	4,215	2,674
Net income (loss)	($427,339)	($49,779)	$36,058	($15,473)	$194,087	($476,980)
Earnings (Loss) per share	($ 159.28)	($ 22.01)	$ 4.90	($ 5.67)	$ 46.05	($ 178.38)

NOTE C - LONG-TERM DEBT

Long-term debt at the respective dates consist of:
	October 31,	December 31,
	2003	2002
	(Unaudited)	(Audited)
Notes payable to financial institutions, collateralized by trailers, portable storage units, delivery equipment and personal guarantees of the shareholders, payable in monthly installments ranging from
$308 to $3,938 including interest ranging from 5.99% to 11.75%, due on various dates from March 13, 2003
to April 11, 2007 (repaid in September 2003)	$ -	$975,891

Notes payable to financial institutions, collateralized by vehicles, payable in monthly installments ranging from $269 to $854
including interest ranging from 4.9% to 9.75%, due on various
dates from July 7, 2003 to October 1, 2005 (repaid in September 2003)	-	37,684

Notes payable to banks, collateralized by trailer and computer equipment and personal guarantees of the shareholders, payable in monthly installments ranging from $353 to $6,129 including interest ranging from 8% to 9.5%, due on various dates from October 18,
2003 to October 18, 2005 (repaid in September 2003)	-	370,529

Notes payable to a majority shareholder, collateralized by trailer equipment and personal guarantees of the remaining shareholders, payable in monthly installments of $3,007 and $5,379
including interest at 15.5%, due on August 15, 2004 and September
20, 2004	82,679	150,915

Note payable to a financial institution collateralized by a GMC
Denali, payable in monthly installments of $787 including
interest at 2.9%, due on November 30, 2006 (repaid in September 2003)	-	34,186

Notes payable to a trucking company collateralized by trailer equipment, payable in monthly installments ranging from $1,381 to
$2,283 including interest ranging from 8.5% to 9.0%, due on
various dates from February 1, 2006 to August 1, 2006 (repaid in September 2003)	-	129,886

Note payable to a financial institution collateralized by a 2002
Nissan, payable in monthly installments of $451 including
interest at 6.9%, due on August 7, 2007	18,468	21,486

Note payable to a bank, collateralized by all inventory, chattel paper, accounts, all equipment consisting of containers and trailers, vehicles and general intangibles and personal guarantee of the majority shareholder, payable in monthly installments of $29,741
including interest at 6.19%, due on April 15, 2007	1,946,515	-

Note payable to the majority stockholder collateralized by trailer equipment and personal guarantees of the remaining shareholders,
payable interest only at 15.50%. due on January 1, 2004	760,000	760,000
	2,807,662	2,480,577
Less: current maturities	1,070,340	875,853
	$ 1,737,322	$ 1,604,724

On May 30, 2003, all of the notes payable to the majority shareholder were assigned to him by another company (an entity owned by the majority shareholder).  On December 1, 2003 (unaudited), the $760,000 loan was partially repaid in the amount of $315, 087.  This loan was subordinated to a new $2.0 million bank loan described as follows.

On September 18, 2003 (unaudited), the Company refinanced most of its debt obligations.   A two million dollar loan from a bank paid off long-term debt obligations, a line of credit, interest and penalties in the amount of $1,852,801.  The balance of $147,199 was received in cash, $18,468 of which was used to pay off the note collateralized by the 2002 Nissan.  In addition, the Company entered into two line of credit arrangements with the same bank at 4.75% interest on advances, both of which mature on April 15, 2004.  There is a line of credit in the amount of $500,000 that is to be used for the purchase of revenue equipment.  At October 31, 2003 (unaudited) there was $74,305 of advances received on this line of credit.

The other line of credit in the amount of $250,000 is to be used for working capital purposes.  There were no advances made at October 31, 2003 (unaudited).

The loan and the two lines of credit are subject to the provisions of a Security Agreement dated September 18, 2003 (unaudited).  Covenants of this Agreement provide, among other things, for the personal guarantee of the majority shareholder, subordination of the Company’s debt obligations to the majority shareholder, minimum debt service and working capital requirements and maximum debt to net worth requirements.

The aggregate amounts of maturities for all long-term borrowings for each of the five years succeeding October 31, 2003 (unaudited) are as follows:

Long-term debt requirements
Year
2004	$ 1,070,340
2005	$ 251,667
2006	$ 267,924
2007	$ 1,219,555
2008	$ -

NOTE D - RELATED PARTY TRANSACTIONS

The Company had leased office space in Grandview, Missouri from a company owned by one of the shareholders at a monthly rental of $960.  The month-to-month lease terminated in December, 2001. Rent expense was $11,520 in 2002 (audited) and 2001 (audited).  The Company owed this related entity $13,770 on this lease at December 31, 2002 (audited) and 2001 (audited).  This amount was repaid at October 31, 2003 (unaudited).

 In August 1999, the Company entered into another lease agreement with this same related entity for office and yard space in Kansas City at a monthly rental of $7,690, which was further reduced by $1,850 of sub-lease income received from a third party.  This lease expired on April 30, 2002. Rent expense was $30,760 and $66,090 in 2002 and 2001, respectively.  There was no expense for the ten months ended October 31, 2003 (unaudited).

NOTE E - COMMITMENTS

On April 30, 2002, the Company moved its entire operation to 3505 Manchester Trafficway, Kansas City, Missouri.  The Company leases office and yard space from an unrelated party at $13,000 per month.  The lease expires on March 31, 2009.  Rent expense on this property was $130,000 for the ten months ended October 31, 2003 (unaudited) and $117,000 for the year ended December 31, 2002.

In addition, the Company leases various facilities and yard space on a monthly basis from various other companies.  Rent expense was $39,662 for the ten months ended October 31, 2003 (unaudited) and $178,027 for the year ended December 31, 2002.

Future minimum rental commitments for each of the five years succeeding October 31, 2003 (unaudited) are as follows:

Amount
Year
2004	$ 156,000
2005	$ 163,000
2006	$ 168,000
2007	$ 175,000
2008	$ 180,000

NOTE F - RETIREMENT PLAN

A Simple IRA Plan to which both the Company and eligible employees contribute was established on March 2, 1997.  Employee contributions, which are based upon compensation, are voluntary and cannot exceed the annual maximum amount allowed by the Internal Revenue Code.  The Company matches 100% of employee contributions up to 3% of employee compensation.  Retirement contribution expense was $8,965 and $6,838 for the years ended December 31, 2002 and 2001, respectively.  Contribution expense for the ten months ended October 31, 2003(unaudited) was $12,687.

NOTE G – COMMON STOCK WARRANTS

On July 8, 2003, the Company issued a warrant to the majority stockholder entitling him to purchase 7,115.94 shares of common stock from the Company, par value $1.00 per share, at 4.5 times the previous fiscal year’s audited EBITDA (Earnings before income taxes, depreciation and amortization) amount.

The shareholder exercised the warrant on December 1, 2003 (unaudited) and paid $315,087 for the stock, which was $44.28 per share.

NOTE H – SUBSEQUENT EVENTS

On December 9, 2003 (unaudited) the name of the Company was changed from Financial Credit Corporation to American Trailer & Storage, Inc.  This name change has been applied retroactively to the attached financial statements for purposes of clarity.

On December 16, 2003 (unaudited) distributions in the amount of $134,339 were made to two of the shareholders.  In turn, the shareholders repaid their outstanding balances owed to the Company.

In addition, on December 31, 2003 (unaudited), the Company entered into an exchange agreement with AT&S Holdings, Inc., in which 100% of its outstanding common stock shares were exchanged for 984,167 shares of AT&S Holdings, Inc. shares.  Subsequent to this transaction, AT&S Holdings, Inc. became the parent company of American Trailer & Storage, Inc.

		100,000 common shares
TABLE OF CONTENTS		AT&S HOLDINGS, INC.
Prospectus summary	2
Our Company	2
The offering	2
Summary financial data	2
Risk Factors	3
Use of proceeds	6
Determination of offering price	6
Dilution	6
Selling security holders	7
Plan of distribution and terms of the offering	7
Forward-looking statements	8
Managements’ discussion and analysis of financial condition and results of operations	9
Our business	14
Description of our properties	19	January __, 2004
Legal proceedings	20
Our management	20
Our principal owners	21
Executive compensation	22
Certain relationships and related transactions	23

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  You should not assume that the information in this prospectus is accurate as of any date other than the date appearing on the front page.

Description of securities	23
Market for our common equity and related stockholder matters	23
Legal matters	24
Experts	24
Additional information	24

Until __________  __, 2004 all dealers that effect transactions in the shares, whether or not participating in this offer, may be required to deliver a prospectus.  This requirement is in addition to dealers obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Financial statements	F-1

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AT&S HOLDINGS, INC.

100,000 COMMON SHARES

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The State of Nevada permits indemnification by a Nevada corporation of with respect to indemnification of officers, directors, employees and agents against liabilities incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation.

Consistent therewith, Article XI of the Registrant’s Bylaws contains a provision that indemnifies directors for all liabilities accruing to him or her because of their status as a director except where their alleged acts may be classified as fraud.  This provision effectively relieves the director of liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as a breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. This provision does not limit or eliminate the rights of American Trailer or any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. This provision will not alter a director’s liability under federal securities laws.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following represents the Registrant’s estimate of expenses in connection with the issuance and distribution of the securities being registered hereunder.  Except for the SEC registration fee, all amounts are estimates.

ESTIMATED
TYPE OF EXPENSE	AMOUNT
-----------------------------------------------------	-----------
Securities and Exchange Commission Registration Fee	$ 5
Legal Fees and Expenses	2,000
Accounting Fees and Expenses	2,000
Printing and Engraving Expenses	500
Miscellaneous	495
------------
Total	$ 5,000
=======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Following is a summary of the shares issued and consideration paid in during the prior three years:

Date of issuance	Acquirer	Number of shares	Price per share	Total cash consideration

December 1, 2003	Richard G. Honan	711,594	$0.44	$315,087
April 10, 2002	Jeffrey N. Orr	16,429	$6.51	$106,787
November 30, 2001	Richard G. Honan II	3,846	$6.57	$25,000
August 10, 2001	Jeffrey N. Orr	7,692	$6.49	$50,000
August 10, 2001	Richard G. Honan	44,606	$6.51	$290,384

The above share transactions represent historical issuances of American Trailer & Storage, Inc. common shares and have been adjusted to their equivalent shares of AT&S Holdings, as a result of the share exchange, which occurred on December 31, 2003.

The shares were issued in reliance upon the exemption from registration contained in Section 4(2) of the Act, as a private offering of securities.   Certificates representing the shares have an appropriate legend prohibiting transfer without compliance with the Act.   These share transactions were completed in reliance upon the exemption contained in Section 4(2) of the Securities Act of 1933, as each offeree was determined to be an accredited investor. There were no offerees other than the foregoing investors. Each of the offerees described above in these transactions were given complete and unfettered access to our books and records. We further determined that each offeree was accredited and therefore had knowledge and experience in financial and business matters and that he, she or it was capable of evaluating the merits and risks of the investment.

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ITEM 27.  EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
--------------	-----------------------------------------------------------

3.01	Articles of Incorporation of Company

3.02	Bylaws of Company

5.01	Opinion re legality

21.01	Subsidiaries of the registrant

23.01	Consent of Renkemeyer, Campbell & Weaver LLP (included in Exhibit 5.01)

23.02	Consent of Harold J. Nicholson, Chartered

---------------------------

*    Previously filed with the Commission.

ITEM 28.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

  (i). Include any Prospectus required by Section 10(a)(3) of the Securities Act;

  (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

  (iii). Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

 3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, in the City of Kansas City, State of Missouri, on January 5, 2004.

AT&S HOLDINGS, INC.

A Nevada Corporation

By:  /s/  RICHARD G. HONAN

---------------------------------------

Richard G. Honan

(CHIEF EXECUTIVE OFFICER)

In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement.

NAME	TITLE	DATE
------------------------	----------------------	----------------
/s/ RICHARD G. (Dick) HONAN ----------------------- Richard G. Honan	Chairman of the Board of Directors and Chief Executive Officer	January 5, 2004
/s/ RICHARD G. (Rick) HONAN II ----------------------- Richard G. Honan II	Director, Principal Accounting Officer and Secretary	January 5, 2004

/s/ JEFFREY N. ORR -----------------------	Director and President	January 5, 2004
Jeffrey N. Orr

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